EXHIBIT 10.1

EMPLOYMENT OFFER LETTER

March 26, 2021

Gary Rakers

[ADDRESS]

Dear Gary:

On behalf of Eloxx Pharmaceuticals, Inc. (“Eloxx” or the “Company”), I am pleased to offer you the position of Executive Director, Finance and Accounting, and Treasurer, reporting to the Chief Executive Officer (CEO) or as otherwise designated by the Company, effective March 26, 2021, subject to the approval of the Board of Directors.

The terms of the offer are as follows and supersede all prior terms of employment, except that all confidentiality, inventions, trade secrets and non-disclosure agreements remain in full force and effect:

Base Salary:  Your starting salary will be $250,000 per year, paid semi-monthly ($10,416.67) less all applicable deductions required by law consistent with the Company’s current payroll practice.  Your salary is subject to periodic review and adjustment in accordance with the Company’s policies in effect.

Bonus:  You will be eligible to participate in Eloxx’s Bonus Plan, which provides you a target bonus of 28% of your base salary per financial year, pro-rated for that portion of 2021 that you were employed in this position.  Actual bonus payout will be based on Company and individual performance, and actual salary paid during the year based on the discretion of the CEO.

Equity/Stock Option Program:   You will be eligible to participate in the Eloxx Equity Incentive Program.  Your stock option grant of 16,000 options to purchase shares of Eloxx common stock will be confirmed and priced in accordance with the 2018 Eloxx Equity Incentive Plan and relevant Company policies.

Vacation:  You will be eligible for 3 weeks of vacation annually.  In addition, the Company provides a holiday schedule of 15 days per year.  Vacations and holidays will be pro-rated for partial years of employment.

Benefit Programs and Coverage:  You will be eligible to participate in the Company’s medical, dental, 401(k), vision, life insurance, and disability insurance benefits program.

Employment at-will:  In accordance with state law, your employment is "at-will," which means that there is no promise of any particular duration of your employment, and either party can terminate the employment relationship at any time, with or without cause, with or without notice, and with or without prior counseling or discipline, subject to the other terms and conditions of this offer letter.

Acceptance:  To formally accept this offer, please sign this letter in the space indicated, keep a copy for your records and return this to Human Resources.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Please feel free to contact the undersigned if you have any questions regarding this offer or any other aspects of your new position with Eloxx.

Sincerely,

/s/ Lori Lavoie

Lori Lavoie

Director, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

__/s/ Gary D Rakers____________________________                                    ___March 26, 2021_____